EXHIBIT 99.1

CollabRx Reports Fourth Quarter and Fiscal Year 2013 Financial Results

Company Records Initial Revenues from Interpretive
Laboratory Products and Services

San Francisco, Calif., June 3, 2013 – CollabRx, Inc. (the “Company”) (NASDAQ: CLRX) today announced financial results for the fourth quarter and for the full Fiscal Year 2013, which ended March 31, 2013.

Fiscal 2013 Financial Statement Highlights

•	Total revenue for the year was $400,000, with $275,000 coming in the fourth quarter as the Company entered the commercialization phase of its business. Sequentially, revenue in the fourth quarter increased by $250,000 from the $25,000 reported for the third quarter.

•	The Company’s net loss for Fiscal 2013 was ($3.9) million or ($2.12) per share, compared with net loss of ($1.4) million or ($0.85) per share in the prior fiscal year. The Company’s net loss for the fourth quarter was ($811) thousand, or ($0.43) per share, compared with net loss of ($1.2) million or ($0.61) per share in the third quarter.

•	Operating expenses totaled $4.4 million for the fiscal year ended March 31, 2013, and included the expenses of the merged company since its acquisition date of July 12, 2012. Of that amount, $829 thousand were non-cash charges for depreciation, amortization and stock compensation expense. Operating Expenses for the fourth quarter were $1.1 million, which included approximately $272 thousand for non-cash charges. This represented a reduction in operating expenses from the third quarter of Fiscal 2013, which came in at $1.3 million and included $222 thousand of non-cash charges.

•	The operating loss for Fiscal 2013 was ($4.1) million, compared to ($2.5) million in the prior year. During the fourth quarter, the operating loss was ($848) thousand, compared to operating loss of ($717) thousand in the fourth quarter of the prior fiscal year, and ($1.3) million in the third quarter of Fiscal 2013.

•	CollabRx ended the Fiscal Year 2013 with approximately $4 million in cash and cash equivalents.

CollabRx noted that its acquired operations consisted of a development-stage company, which entered its commercialization phase and recorded its initial revenues related to its laboratory products and services in the fourth quarter of Fiscal 2013.  CollabRx stock began trading on NasdaqCM under the symbol CLRX, on September 27, 2012.  The financial report for the full year of Fiscal 2013 reflects operations of the former Tegal Corp., CollabRx’s predecessor company and acquirer, and includes one-time launch activities for the newly public CollabRx.

Fourth Quarter Business Highlights

•	The fourth quarter of Fiscal 2013 marked the initial revenues generated by the commercial laboratory products and services of CollabRx, Inc., a data analytics company that uses cloud-based expert systems to inform healthcare decision-making.

•	The Company formed a Pan Cancer (biomarker-focused) molecular oncology editorial board to be led by Razelle Kurzrock, M.D., who will serve as Chief Editor. The Pan Cancer board is the most recent addition among CollabRx’s existing editorial boards, which identify clinically actionable biomarkers in the context of individual cancer types such as lung cancer or melanoma. The Pan Cancer editorial board is differentiated in that it will apply a broad molecular oncology perspective in the identification of biomarkers that are clinically actionable in any cancer type. Background about the editorial board can be found on the company’s website (http://www.collabrx.com/expert-affiliations/cancer-specific-editorial-boards/pan-cancer/).

•	Under the terms of a multi-year partnership agreement with Life Technologies Corporation (NASDAQ: LIFE), CollabRx accelerated activities during the Fiscal Fourth Quarter related to the development and commercialization of CollabRx technology and content resources to be used in conjunction with Life Technologies’ global cancer diagnostics activities and its laboratory developed test services business.

•	CollabRx and Projects In Knowledge, Inc., a leading developer of point-of-care digital and mobile information tools and continuing medical education (CME/CE) programs, announced a multi-year partnership agreement to jointly distribute informational point-of-care software applications to the more than 35,000 oncologists and other clinicians in the Projects In Knowledge clinician network.

•	CollabRx announced the formation of an editorial board for prostate cancer to be led by E. David Crawford, M.D. who will serve as Chief Editor. Dr. Crawford is the distinguished Professor of Surgery, Urology, and Radiation Oncology, and head of the Section of Urologic Oncology at the University of Colorado Anschutz Medical Campus. Dr. Crawford will lead a distinguished group of physicians from leading institutions such as Yale University, University of Michigan, Cleveland Clinic, Dana-Farber Cancer Institute, and others.

•	CollabRx announced the formation of a Pan Cancer (biomarker-focused) molecular oncology editorial board to be led by Razelle Kurzrock, M.D., who will serve as Chief Editor. Dr. Kurzrock is Director of the Center for Personalized Therapy at UC San Diego Moores Cancer Center, Vice Chief of the Hematology-Oncology Division in the UC San Diego School of Medicine and Senior Deputy Center Director, Clinical Science, for UC San Diego Moores Cancer Center.

Business Outlook

In the first quarter of Fiscal 2014 and throughout the current fiscal year, CollabRx expects to build revenue primarily related to fee-for-services performed in connection with its agreement with Life Technologies, Inc. It also expects that initial recurring revenue based on providing its content to other laboratories on a Software as a Service (“SaaS”) basis to begin in the latter half of Fiscal 2014.

CollabRx expects quarterly cash operating expenses to continue to be in the range of $750,000 to $1 million. The Company also continues to expect its operating expenses in near-term quarters to be materially offset in Fiscal 2014 by revenue both from agreements with its current partners and customers, as well as new agreements that it expects to sign during the year.

“We are pleased to report the achievement of our publicly announced goal of recording CollabRx’s first significant revenue in the fourth quarter of Fiscal 2013,” said CollabRx Chairman and Chief Executive Officer Thomas Mika.  “We believe that the initiation of revenue, combined with the numerous partnerships we have begun announcing in recent weeks, marks the start of a growth phase that we expect will build substantially in Fiscal 2014.  The success of our initial launch shows that we are well on our way toward achieving another publicly announced objective: establishing a demonstrable trajectory toward technology, content and market leadership in the data analytics space in molecular medicine.  The marketplace’s early acceptance of our interpretive content is enabling CollabRx to bring continually increasing value to the treatment of cancer.  The strength of our strategic relationships with recognized industry leaders, combined with our expanding pipeline of prospective new partnerships, provides the prospect of significant growth in Fiscal 2014.”

Investor Conference Call Today at 5 p.m. EDT (2 p.m. PDT)

CollabRx will hold an investor conference call today to discuss the Company’s financial results for the fourth quarter of fiscal 2013 and to provide an update to the business.
The dial-in number for the live audio call beginning on Monday, June 3, 2013, at 5 p.m. EDT (2 p.m. PDT) is (877) 369-6591 in the U.S. and (253) 237-1176 for international participants.  The conference identification number is 73634657.  A live webcast of the conference call will also be available at:

http://investor.shareholder.com/media/eventdetail.cfm?eventid=130201&CompanyID=AMDA-1MQZB1&e=1&mediaKey=B72F44BB3E6E439488C570745B377AD3

About CollabRx

CollabRx, Inc. (NASDAQ: CLRX) is a leader in cloud-based expert systems to inform health care decision-making. CollabRx uses information technology to aggregate and contextualize the world’s knowledge on genomics-based medicine with specific insights from the nation’s top cancer experts starting with the area of greatest need: advanced cancers in patients who have effectively exhausted the standard of care. More information may be obtained at http://www.collabrx.com.

CollabRx Safe Harbor Statement

This press release includes forward-looking statements about CollabRx’s anticipated results that involve risks and uncertainties. Some of the information contained in this press release, including, but not limited to, statements as to industry trends and CollabRx’s plans, objectives, expectations and strategy for its business, contains forward-looking statements that are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by such forward-looking statements. Any statements that are not statements of historical fact are forward-looking statements. When used, the words "believe," "plan," "intend," "anticipate," "target," "estimate," "expect" and the like, and/or future tense or conditional constructions ("will," "may," "could," "should," etc.), or similar expressions, identify certain of these forward-looking statements. Important factors which could cause actual results to differ materially from those in the forward-looking statements are detailed in filings made by CollabRx with the Securities and Exchange Commission. CollabRx undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.

COLLABRX, INC. AND SUBSIDIARIES
(formerly TEGAL CORPORATION)
CONDENSED CONSOLIDATED BALANCE SHEETS
 (Unaudited)
 (In thousands, except share data)

	March 31,	March 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$4,039	$7,820
Accounts receivable	250	0
Prepaid expenses and other current assets	102	56
Other assets of discontinued operations	11	418
Total current assets	4,402	8,294
Property and equipment, net	142	56
Intangible assets, net	1,490	-
Goodwill	603	-
Investment in convertible promissory note	345	312
Total assets	$6,982	$8,662
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and current liabilities	$167	$317
Common stock warrant liability	10	19
Liabilities of discontinued operations	16	246
Total current liabilities	193	582
Deferred tax liability	581	-
Promissory Note	504	-
Total liabilities	1,278	582

Stockholders’ equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.01 par value; 50,000,000 shares authorized; 1,952,980 and 1,688,807 shares issued and outstanding at March 31, 2013 and March 31, 2012, respectively	19	17
Additional paid-in capital	130,602	129,052
Accumulated other comprehensive loss	(142)	(142)
Accumulated deficit	(124,775)	(120,847)
Total stockholders’ equity	5,704	8,080
Total liabilities and stockholders’ equity	$6,982	$8,662

COLLABRX, INC. AND SUBSIDIARIES
(formerly TEGAL CORPORATION)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
and COMPREHENSIVE LOSS
(Unaudited)
 (In thousands, except share data)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2013	2012	2013	2012

Revenue	$250	$-	$300	$--
Revenue - related party	25	25	100	100
Total revenue	275	25	400	100
Cost of revenue	18	--	56	--
Gross profit	257	25	344	100
Operating expenses:
Engineering	243	--	568	--
Research and development	169	--	457	--
Sales and marketing	73	--	249	--
General and administrative	620	742	3,165	2,615
Total operating expenses	1,105	742	4,439	2,615
Operating loss	(848)	(717)	(4,095)	(2,515)
Equity in loss of unconsolidated affiliate	--	(1,545)	--	(2,046)
Other income (expense), net	10	12	39	18
Loss before income tax benefit	(838)	(2,250)	(4,056)	(4,543)
Income tax benefit	(31)	--	(83)	--
Loss from continuing operations	(807)	(2,250)	(3,973)	(4,543)
Gain on sale of discontinued operations, net of taxes	--	--	--	2,930
Income (loss) from discontinued operations, net of taxes	(4)	23	45	184
(Loss) income from discontinued operations, net of taxes	(4)	23	45	3,114
Net loss	(811)	(2,227)	(3,928)	(1,429)

Other comprehensive income	--	--	--	25
Comprehensive loss	$(811)	$(2,227)	$(3,928)	$(1,404)

Net loss per share from continuing operations:
Basic and diluted	$(0.43)	$(1.33)	$(2.14)	$(2.69)
Net income per share from discontinued operations:
Basic and diluted	$-	$0.01	$0.02	$1.84
Total net loss per share:
Basic and diluted	$(0.43)	$(1.32)	$(2.12)	$(0.85)

Weighted-average shares used in per share computation:
Basic and diluted	1,886	1,689	1,856	1,689

CollabRx Contacts:
Thomas R. Mika, Chairman and CEO
CollabRx, Inc.
(415) 248-5350

Robert Ferri Partners, LLC
Robert Ferri
(415) 575-1589 (direct)
robert.ferri@robertferri.com